Exhibit 10.1

MGM RESORTS INTERNATIONAL

PROFIT GROWTH SHARE INCENTIVE PLAN

PURPOSE

The MGM RESORTS INTERNATIONAL Profit Growth Share Incentive Plan (the “Plan”) is designed to reward eligible employees of MGM RESORTS INTERNATIONAL (the “Company”) and its affiliates and subsidiaries for their efforts in connection with the Company’s enhancement of business operations in connection with the Company’s Profit Growth Plan.

ARTICLE 1

ELIGIBILITY AND PARTICIPATION

Section 1.1  The Compensation Committee (the “Committee”) of the Company’s Board of Directors, in its discretion, shall select employees of the Company and its affiliates and subsidiaries to participate in the Plan (the “Participants”).  Participation in the Plan shall be limited to employees who are classified in the Company’s payroll classification system in a payroll code of level 19 or above and will generally be limited to the following groups: senior corporate leadership, property presidents/general managers, property chief financial officers, corporate department heads, employees employed by the program management office, initiative team leads, and select property and corporate department vice presidents, executive directors and directors; provided that the Committee retains the discretion to choose which employees actually become Participants in the Plan.  If any Participant ceases to provide services to the Company or any affiliate or subsidiary prior to or on December 31, 2016, such Participant shall not be entitled to receive a bonus award.

ARTICLE 2

PERFORMANCE OBJECTIVE

Section 2.1  If the Committee determines that the aggregate value of EBITDA achieved through the initiatives currently identified in the Company’s Profit Growth Plan, as well as future initiatives adopted by the Project Management Office and incorporated into the Profit Growth Plan, is at least $300 million, calculated as an annual run rate based on actual results achieved as of December 31, 2016 as a result of all initiatives implemented under the Profit Growth Plan and normalized to account for events other than the Profit Growth Plan that affect the Company’s EBITDA (the “Performance Objective”), then each Participant who is still providing services to the Company or an affiliate or subsidiary as of December 31, 2016 shall be entitled to receive a bonus award under the Plan.  If the Company does not achieve the Performance Objective (as determined by the Committee), then no Participant shall be entitled to a bonus award under this Plan, and, to the extent applicable, any such bonus award already granted shall be forfeited in accordance with Article 3.

ARTICLE 3

DETERMINATION OF BONUS AWARDS

Section 3.1  All awards under the Plan shall be in the form of performance share units (“PSUs”) granted under the terms of the Company’s Amended and Restated 2005 Omnibus Incentive Plan and the Company’s standard Form of Bonus PSU Award Agreement as then in effect; provided that such PSUs shall be subject to immediate forfeiture as of December 31, 2016, if the Performance Objective is not achieved.  In addition, such PSUs shall be subject to immediate forfeiture upon any termination of the applicable Participant’s employment with the Company or any affiliate or subsidiary for any reason on or prior to December 31, 2016 (but shall generally not be subject to forfeiture solely as a result of the Participant’s termination of employment after December 31, 2016).

Section 3.2  In October 2015, Participants shall, subject to approval of the Committee, receive, in full settlement of such Participants’ rights to an award under this Plan, an award of PSUs on the terms and conditions described in Section 3.1.  The target number of PSUs will have an Accounting Value as of the date of grant of such PSUs equal to the award such Participant is eligible to earn under this Plan.  For this purpose, “Accounting Value” means the accounting value calculated under procedures approved or modified by the Committee from time to time.

ARTICLE 4

OTHER TERMS AND CONDITIONS

Section 4.1  No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

Section 4.2  Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to obligate the Company or any subsidiary to maintain any employee’s compensation at any level.

Section 4.3  The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

Section 4.4  All awards under this Plan shall be subject to Company’s Policy on Recovery of Incentive Compensation in Event of Financial Restatement (or any successor policy) as in effect from time to time, and shall be considered a bonus for purposes of such policy.  In addition, any award granted hereunder shall be subject to recovery (in whole or in part) by the Company to the minimum extent required by applicable law and/or stock exchange listing requirements.

Section 4.5  The Company intends that the Plan and all bonus awards avoid the imposition of additional taxes, interest, and penalties pursuant to Section 409A of the Code and, accordingly, the Plan shall be interpreted to that end. Notwithstanding any contrary provision in the Plan, any payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be paid under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of his or her termination of employment (which for this purpose shall mean a “separation from service” under Section 409A of the Code) shall be delayed for the first six months following such termination (or, if earlier, the date of death of the specified employee) and shall instead be paid on the first payroll date that immediately follows the end of such six-month period (or the first payroll date scheduled after the death of the specified employee).

Section 4.6.  The Plan shall become effective upon its adoption by the Committee.

ARTICLE 5

ADMINISTRATION

Section 5.1  The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

Section 5.2  The Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

Section 5.3  The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

Section 5.4  The Board of Directors and the Committee reserve the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of applicable law may be made by the Committee.

Section 5.5  No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.

Section 5.6  The place of administration of the Plan shall be the State of Nevada, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.